EXHIBIT 10.3

From: Mark A Smith [mailto:mas1@ctelco.net] Sent: Tuesday, July 31, 2012 1:25 PMTo: 'Ed Schafer' (ed@schafer.net)'Subject: COMP & Extension: Ed Schafer

Ed,

Please review attachments & language below:

By this email we are memorializing the verbal agreement (effective July 15, 2012), between you and the Company  pursuant to which the Company acknowledges that:  a)you have made deferrals of cash compensation beyond the terms of your employment agreement (copy attached hereto)and have agreed to continue to do so; b)  your services have exceeded (in quality & quantity) the requirements of the employment agreement; & c)  you have agreed to negotiate terms to continue to serve Bion as a non-executive vice chairman and director after the term of your employment agreement expires.  In consideration of these (and other) items,   you are hereby granted: a)  options (pursuant to the Company’s 2006 Consolidated Incentive Plan(‘Plan’) to purchase 100,000 shares of the Company’s common stock at a price of $2.10 per share until December 31, 2018 which will vest immediately & b) 25,000 shares of Contingent Stock Bonuses (pursuant to the Plan) which will be issued on January 1 of the first year after the Company’s common stock equals or exceeds $10.00 per share which Contingent Stock Bonus is immediately vested.

Please confirm you assent by email.

Thanks,

Mark